Exhibit 99.1

McEwen Mining Inc. and Lexam VG Gold Inc. Announce Closing of Arrangement

April 27, 2017, Toronto, Ontario, Canada: McEwen Mining Inc. (NYSE: MUX, TSX: MUX) and Lexam VG Gold Inc. (TSX: LEX, OTCQX: LEXVF) are pleased to announce the successful completion of the previously announced plan of arrangement (the “Arrangement”).

Share owners of Lexam approved the Arrangement on April 12, 2017 and a final order approving the Arrangement was issued by the Ontario Superior Court of Justice on April 19, 2017.

Lexam is now a subsidiary of McEwen Mining and the common shares of Lexam will be delisted from the TSX on May 1st, 2017.

Pursuant to the Arrangement, share owners of Lexam received 0.056 shares of the McEwen Mining for each Lexam share held prior to the arrangement. As a result, McEwen Mining has 311,871,121 shares outstanding.

Conversion of Lexam Shares

Share owners whose Lexam shares are held by a broker, agent or other intermediary should contact their broker or agent in respect of the exchange of their shares pursuant to the Arrangement.

Registered holders of Lexam shares must deposit their certificates with a completed Letter of Transmittal in order to receive their McEwen Mining shares, as set forth in the information circular of Lexam dated April 12, 2017. The Letter of Transmittal was mailed  to registered shareholders together with the meeting materials for the Lexam meeting and it is also available on Lexam’s website at http://www.lexamvggold.com/ProxyCircular2017.php or under Lexam’s profile on www.sedar.com.

Certificates formerly representing Lexam shares now represent only the right to receive McEwen Mining common stock to which the holders are entitled pursuant to the Arrangement.

For further information on the Arrangement, or to obtain a copy of the meeting materials for the Lexam meeting, please visit Lexam’s website at http://www.lexamvggold.com/ProxyCircular2017.php. Copies of these documents are also available under Lexam’s profile on www.sedar.com.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release.

CONTACT INFORMATION:

Mihaela Iancu	Christina McCarthy	150 King Street West
Investor Relations	Director of Corporate Development	Suite 2800, P.O. Box 24
647-258-0395 ext. 320	647-258-0395 ext. 390	Toronto, ON, Canada, M5H 1J9
info@mcewenmining.com	cd@mcewenmining.com	1-866-441-0690

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